EXHIBITS 5 AND 23(b)
                              --------------------

                     OPINION OF PHILLIPS, LYTLE, HITCHCOCK,
                      BLAINE & HUBER LLP AS TO THE LEGALITY
                          OF THE SECURITIES REGISTERED

                                  June 28, 1999


Columbus McKinnon Corporation
140 John James Audubon Parkway
Amherst, New York  14228-1197

         Re:      Columbus McKinnon Corporation
                  Registration Statement on Form S-8

Ladies and Gentlemen:

                  This opinion is given in connection with the Registration Statement on Form S-8 being filed by Columbus McKinnon Corporation (the "Company") with the Securities and Exchange Commission relating to 154,848 shares of Common Stock, $.01 par value ("Common Stock") to be issued pursuant to options granted under the G.L. International Inc. 1997 Stock Option Plan and the Larco Industrial Services Ltd. 1997 Stock Option Plan (the "Plans"), which options are being assumed by the Company.

                  In connection with rendering this opinion, we have examined the Restated Certificate of Incorporation and the By-laws, as amended, of the Company, such records of corporate proceedings of the Company and such other documents and records as we deemed necessary for the purposes of this opinion.

                  Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the 154,848 shares of Common Stock which may be issued by the Company have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                   Very truly yours,

                                 PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP